Exhibit 99.1

American Equity Announces $20.62 Million Trust Preferred Transaction

WEST DES MOINES, Iowa, Dec 23, 2004 /PRNewswire-FirstCall via COMTEX/ — American Equity Investment Life Holding Company (NYSE: AEL) announced today that that it has issued $20.62 million of floating-rate trust preferred securities in a trust preferred transaction.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The trust preferred securities are not registered under the Securities Act of 1933, as amended, and may not be offered or otherwise sold in the United States absent registration or an applicable exemption from such registration requirements.

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed rate and index annuities. The company’s headquarters are located at 5000 Westown Parkway, Suite 440, West Des Moines, Iowa, 50266. The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325.

SOURCE American Equity Investment Life Holding Company

Debra J. Richardson, Sr. Vice President, +1-515-273-3551, drichardson@american-equity.com , or John M. Matovina, Vice Chairman, +1-515-273-3552, jmatovina@american-equity.com , or D. J. Noble, Chairman, +1-515-457-1705, dnoble@american-equity.com , all of American Equity Investment Life Holding Company (AEL)

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding American Equity Investment Life Holding Co.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.